EXHIBIT 16.1

March 4, 2022

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K dated February 11, 2022, to be filed by our former client, IGEN Networks Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ MACIAS, GINI & O’CONNELL, LLC

Macias, Gini & O’Connell, LLC